Exhibit 99.B(p)(12)

FULLER & THALER ASSET MANAGEMENT, INC.

CODE OF ETHICS

Revised September 2007

To ensure the highest standards of integrity are maintained at all times, and to avoid possible conflicts of interest in carrying out our responsibilities to the clients of Fuller & Thaler or the public, and to avoid violating applicable securities laws, no employee 1 may use his or her position, or the knowledge gained from his or her position, in any manner that involves a significant conflict between his or her personal interests and those of Fuller & Thaler or those of any Fuller & Thaler client.

Fuller & Thaler is a fiduciary for the accounts it manages.  Because of this fiduciary relationship, Fuller & Thaler wants to avoid even the appearance that its employees may have received any improper benefit from information about account holdings or trading.

How to Use This Code of Ethics

Each employee must read all sections of this Code of Ethics (“Code”).  Note what procedures and reporting are required of you.  Please ask the Chief Compliance Officer about any aspect of this Code or how it applies to you that may be unclear.

Any reference to Chief Compliance Officer means “Chief Compliance Officer or delegate or, in his or her absence, the Chief Operating Officer or his or her delegate or, in his or her absence, the President.”

Terms in boldface type have special meanings as used in this Code.  To understand the Code, you need to read the definitions of these terms.  Definitions are listed at the end of the Personal Securities Transactions Policy section.  You are expected to return a written acknowledgment to indicate your receipt of this Code and of any amendments to it.  Fuller & Thaler will provide each employee with a copy of this Code, any amendments to the Code, and Code acknowledgement forms.

EXPECTATION OF COMPLIANCE WITH CODE OF ETHICS

Fuller & Thaler expects employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. Fuller & Thaler treats violations of this Code (including violations of the spirit of the Code) seriously.  The U.S. Securities and Exchange Commission will also take violations of this Code seriously.

Improper personal securities trading activity can constitute a violation of this Code.  You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if client accounts are not harmed by your conduct.

You are expected to follow compliance procedures as noted in this Code and to seek solutions to compliance issues that may arise from time to time.  The Chief Compliance Officer’s

(1) For the purposes of this Code of Ethics (with the exception of the Personal Securities Trading Policy), the term employee shall mean “supervised person,” defined in the Advisers Act as “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.”

unavailability to assist you in a compliance matter does not justify actions that may result in non-compliance with the Code.

NON-COMPLIANCE WITH CODE OF ETHICS

The consequences of non-compliance with any provision of the Code will be commensurate with the violation(s) and may include any one or more of the following:

•                  Immediate disgorgement of any profits resulting from a personal securities transaction that was not pre-authorized with the proceeds being donated to charity

•                  A letter of warning to the employee with a copy in their personnel file

•                  Temporary or permanent restriction or suspension of personal trading privileges

•                  Impact on the employee’s compensation, or

•                  Demotion, suspension or termination of employment.

EMPLOYEE CONDUCT

Fuller & Thaler strives to maintain the highest standards of ethical conduct in all its relationships and expects its employees to uphold these standards.  Employees must exercise good moral judgment at all times and no employee shall do anything illegal in the performance of his or her job. Employees should avoid putting themselves in positions in which someone could question the propriety of their actions from a legal, moral and/or conflict of interest standpoint.

Fuller & Thaler requires employees to comply with Federal Securities Laws. The requirements of these laws are incorporated into this Code and the Compliance Manual.  All employees must report any violations of the Code promptly to the Chief Compliance Officer.

No employee of Fuller & Thaler shall be permitted to:

•                  Employ any device, scheme or artifice to defraud any client

•                  Make to any client any untrue statement of a material fact or to omit material facts in order to mislead a client

•                  Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client, or

•                  Engage in any manipulative practice with respect to any client.

CONFLICTS OF INTEREST

A conflict of interest involves compromising or giving the appearance of compromising an employee’s business ethics. Fuller & Thaler perceives any undisclosed employee business activity that is inconsistent with Fuller & Thaler’s best business interest to be a conflict of interest.

An employee must disclose any potential conflicts of interest to the Chief Compliance Officer as soon as the employee is aware of the potential conflict.  If the Chief Compliance Officer determines that an actual or potential conflict exists, Fuller & Thaler may take whatever action appears appropriate according to the circumstances, up to and including termination in circumstances, for instance, when an employee is believed to have deliberately concealed a conflict of interest.

While we cannot list all possible conflicts, following are some areas in which employees may face conflicts and some required procedures intended to deal with potential conflicts.  Some of the procedures are required by law.

Financial Disclosure

At the time of employment, each employee must make full disclosure of all known investments and financial interests in corporations or other business entities that have any actual or potential business relationship with Fuller & Thaler (including any subcontractors or suppliers), or that are in competition with Fuller & Thaler.  Similarly, relationships with consulting firms that render services to Fuller & Thaler should also be disclosed.  This disclosure should also include investments, financial interests, and business relationships maintained by any immediate family member of the employee.

Use of Fuller & Thaler Business Relationships

It is not permissible for any employee to take advantage of a business relationship established through Fuller & Thaler to elicit special consideration, extraordinary services, below-market pricing, etc. for a personal activity.  In the event an employee employs for their personal use subcontractors or suppliers that Fuller & Thaler uses, the employee should make full disclosure to their manager.  No employee should seek discounts or other financial benefits from any person doing business with Fuller & Thaler by reason of such business; that is, employees should not use firm affiliation to obtain concessions not otherwise available in exchange for any actual or implied commitment from Fuller & Thaler to do business with the concession grantor.

Gifts and Entertainment

Receipt of Gifts. Employees shall not accept anything of value, including money, discounts, tips, tickets, referral fees, finder’s fees, or any other financial reward or favored personal treatment (collectively, “Gifts”) of substantial value from a person doing business, or seeking to do business, with Fuller & Thaler, including vendors to, or clients of, the firm.  Generally, those Gifts with a value of over $100, individually or in the aggregate, from any single person or entity during the calendar year will be viewed as being of substantial value.

In the event a Gift of substantial value is received from a person doing business, or seeking to do business, with Fuller & Thaler under circumstances where it is not feasible to return the item, the employee should turn the Gift over to his or her manager for disposition or use as corporate property and report the Gift to the Chief Compliance Officer.

Giving of Gifts.  Fuller & Thaler discourages employees from giving Gifts, especially those of substantial value, to any persons who make decisions on behalf of clients, including consultants.  At a minimum, any such Gifts may give rise to an appearance of improper conduct.  Before giving any Gift of substantial value to any client or prospective client or decision maker for a client or for a prospective client, an employee must obtain the Chief Compliance Officer’s approval.

Managers and the Chief Compliance Officer monitor employee gift giving through their review of employees’ expense reports.

Entertainment.  Employees may receive or provide entertainment from or to a person doing business, or seeking to do business, with Fuller & Thaler in excess of the $100 value limitation, provided that the entertainment is reasonable under the circumstances and not lavish.  Entertainment is any event, activity, or meal as to which the person paying for the event, activity, or meal accompanies and participates with the person invited to the event, activity, or meal.  If an employee is not certain whether particular types or offers of entertainment are reasonable under the circumstances, he or she should ask the Chief Compliance Officer.

In the event lavish entertainment is offered, the employee should decline to receive or participate in that entertainment and report the offer to his or her manager.

Unions. The giving of Gifts to unions or union officials, regardless of value, may have implications under regulations administered by the U.S. Department of Labor.  For these purposes, Gifts include, among other things, in-office meals provided during meetings with union officials and donations to charities or political campaigns on behalf of unions or union officials.  An independent individual appointed by a union to serve on the board of trustees of a Taft-Hartley plan is deemed a “union official.”

An employee must report to the Chief Compliance Officer any Gift to a union or union official (regardless of whether the union or union official is a client).  In certain instances, the Chief Compliance Officer may be required to submit the details of any such Gifts to the Department of Labor.

Gift and Entertainment Log.  The Chief Compliance Officer will maintain a log of any Gifts or lavish entertainment reported by employees.

Exclusion.  This gift and entertainment policy does not preclude an employee from having a social relationship with a person doing business, or seeking to do business, with Fuller & Thaler that may involve the giving and receiving of items of value and entertainment such as theater or sporting event tickets, small gifts, favors, and promotional items, provided: the relationship is purely social and involves no expressed or implied business commitment, public disclosure would not embarrass Fuller & Thaler, and acceptance of the items of value does not violate any applicable law.

Charitable Contributions

Fuller & Thaler and/or employees may make charitable contributions on behalf of clients or potential clients but not with the intent of influencing any client’s or potential client’s decision making. Charitable contributions on behalf of a client or potential client are limited to $250 per year per client or potential client.

Employees must promptly report to the Chief Compliance Officer any charitable contributions made that may potentially pose a conflict of interest.

Political Contributions

Fuller & Thaler, as a firm, does not make political contributions.  Employees may make political contributions on behalf of clients or potential clients but not with the intent of influencing any client or potential client decision making.  Political contributions to clients or potential clients are limited to $1,000 per year per client or potential client.

Employees are encouraged to consult with the Chief Compliance Officer before making any political contributions.

Employees must promptly report to the Chief Compliance Officer any political contributions made that may potentially pose a conflict of interest.

Outside Activities

Employees are encouraged to participate in civic or trade associations provided such participation does not pose a conflict of interest with the employee’s position at Fuller & Thaler and does not interfere with the performance of the employee’s duties at Fuller & Thaler.

Employees must obtain the Chief Compliance Officer’s written approval prior to participating in any outside activities in which the employee may play a significant role, such as serving on a board of directors, and that may potentially pose a conflict of interest.

Involvement in Litigation

Employees must advise the Chief Compliance Officer immediately if they become involved in any litigation or any administrative investigation or proceeding.  Employees must also report to the Chief Compliance Officer if they receive any subpoena, are arrested, become subject to any order, or are contacted by any regulatory authority.

INSIDER TRADING POLICY AND PROCEDURES

Fuller & Thaler has established the following policies and procedures designed to detect and prevent insider trading. Fuller & Thaler’s policy applies to every employee and extends to activities within and outside one’s duties at Fuller & Thaler.

Fuller & Thaler forbids any employee from trading (either personally or on behalf of others including accounts managed by Fuller & Thaler) on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.     Trading by an insider while in possession of material nonpublic information,

2.     Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed   to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.     Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of “insider” is broad and includes employees of Fuller & Thaler.  A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank lending officers.  According to the United States Supreme Court, a company must expect a temporary insider to keep disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Material Information may be communicated verbally or in writing. Information that employees should consider material includes, but is not limited to:

•                  Dividend changes

•                  Earnings estimates

•                  Changes in previously released earnings estimates

•                  Significant merger or acquisition proposals or agreements

•                  Major litigation

•                  Liquidation problems, and

•                  Extraordinary management developments.

Material information does not have to relate to a company’s business.  For example, the United States Supreme Court has held that certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security constituted material information.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally available to the public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

•                  Civil injunctions

•                  Treble damages

•                  Disgorgement of profits

•                  Jail sentences

•                  Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•                  Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this policy statement can be expected to result in serious sanctions by Fuller & Thaler, including dismissal of the person(s) involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the employees of Fuller & Thaler in avoiding insider trading, and to aid Fuller & Thaler in preventing, detecting and imposing sanctions against insider trading.  If you have any questions about these procedures you should consult the Chief Compliance Officer.

Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by Fuller & Thaler, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.               Is the information material?  Is this information that an investor would consider important in making an investment decision?  Is this information that would substantially impact the price of a security if generally disclosed?

2.               Is the information nonpublic? To whom has this information been provided?  Has the information been effectively communicated to the public by being published in Bloomberg, Reuters, The Wall Street Journal or other publications or data services of general circulation?

If, after consideration of the above, you believe or are uncertain whether the information is material and nonpublic, you should take the following steps:

1.               Do not purchase or sell the securities under consideration on behalf of yourself or others including accounts managed by Fuller & Thaler,

2.               Do not communicate the information to others, and

3.               Report the matter immediately to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the situation, he or she will either instruct you to continue the prohibitions against trading and communication; or, allow you to proceed with the trade and communication of the information.

Restricting Access to Material Nonpublic Information

Material and nonpublic information in your possession that has been identified by you and the Chief Compliance Officer according to the identification process described above may not be communicated to anyone, including persons within Fuller & Thaler.  Care should be taken so that such information is secure.  Written material non-public information should be handed over to the Chief Compliance Officer and all other copies destroyed.  The Chief Compliance Officer will record any verbally obtained material non-public information and include it in a file within a locked cabinet with all other such written information.

PERSONAL SECURITIES TRANSACTIONS POLICY(1)

Fuller & Thaler allows its employees and members of each employee’s Family/Household to maintain personal securities accounts in which they hold a Beneficial Interest provided trading in any such accounts is conducted in accordance with the following policies and procedures.  These policies only apply to personal securities transactions of Reportable Securities.

Employees are responsible for understanding all aspects of this policy and all definitions of boldfaced terms, as listed at the end of this Personal Securities Transactions Policy section.  Ask the Chief Compliance Officer for any clarification on any aspect of this policy.

Prohibited Personal Securities Transactions

No employee of Fuller & Thaler shall be permitted to:

•                  Purchase a Reportable Security within three (3) trading days before a client account purchases the same security

•                  Sell a Reportable Security within three (3) trading days before a client account sells the same security

(1) For the purposes of the Personal Securities Trading Policy only, the term employee shall mean “access person,” defined in the Advisers Act as any supervised person who (A) “has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund,” or (B) “is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.”  Please refer to footnote 1 for a definition of supervised person.

•                  Purchase a Reportable Security within three (3) trading days after a client account sells that security

•                  Sell a Reportable Security within three (3) trading days after a client account purchases that security

•                  Purchase a Reportable Security in an IPO

•                  Participate in an investment club

•                  Engage in a Private Placement (a.k.a. “limited offering”) without prior written approval of the Chief Compliance Officer

•                  Trade excessively (trading which is judged to interfere with one’s job responsibilities).

•                  Place an order which is good for more than one day (a “good-till-canceled order”), or

•                  Buy or sell a security of mutual fund company to which Fuller & Thaler provides investment management services EXCEPT for trades in Reportable Funds to the extent permissible by this Policy. (See Reportable Funds paragraph, below, for more detail.)

While trades in the opposite direction from Fuller & Thaler client accounts are not strictly prohibited, they will undergo closer scrutiny during the pre-clearance process.  Trading in the opposite direction means to (1) purchase a security that has been (a) recently sold or (b) is in the process of being sold in any client portfolio or (2) sell a security that has been (a) recently purchased or (b) approved for purchase and is being actively traded in client portfolios.  The Chief Compliance Officer may deny any pre-clearance request that he or she deems a potential or actual conflict of interest.

Personal Securities Transactions Pre-Approval Process

Prior to entering any order for a personal securities transaction in a Reportable Security, employees must submit to the Chief Compliance Officer a written request regarding the proposed transaction using the Personal Securities Transaction Authorization Form located on the firm’s common, or “X:” Drive.  Forms are sent to the Chief Compliance Officer for review when they are completed.  Any Reportable Securities transactions requested by the Chief Compliance Officer must be approved by the Chief Operating Officer.

The Chief Compliance Officer generally determines whether to approve personal securities transactions based on the criteria in Prohibited Personal Securities Transactions section, above. However, he or she may deny any pre-clearance request for any reason, including if he or she determines the transaction might create an appearance of impropriety.  Approvals and denials of proposed personal securities transactions are documented in writing and maintained in a confidential file.

Fuller & Thaler may, in the Chief Compliance Officer’s discretion, terminate any approval of a proposed transaction based on, for example, a decision to effect transactions for clients in the relevant or a related Reportable Security.  Similarly, the firm may, in the Chief Compliance Officer’s discretion, require an employee to cancel pending orders or freeze or reverse transactions based on developments or information that lead the Chief Compliance Officer to believe the transaction may involve a violation of law or of Fuller & Thaler’s policies.

Reporting

All employees of Fuller & Thaler must submit reports of transactions and holdings of Reportable Securities according to the following guidelines.  The Chief Compliance Officer will review all employees’ holdings and transactions reports to determine if employees are in compliance with this Code.

Initial Holdings Reporting No later than 10 days after you become an employee, you must file with the Chief Compliance Officer an Initial Holdings Form.  This form requires you to list all Reportable Securities in which you or members of your Family/Household have Beneficial Interest. It also requires you to list all brokers, dealers and banks where you maintain an account in which any securities (not just Reportable Securities) are held for the direct or indirect benefit of you or a member of your Family/Household. The information must be as of a date no earlier than 45 days prior to the date you became an employee.  Furthermore, this form requires you to confirm that you have read and understand this Code.

Quarterly Transaction Reporting No later than 25 days after the end of March, June, September and December each year, every employee must provide to the Chief Compliance Officer a Personal Securities Quarterly Transactions Form.  This form requires you to report all transactions made during the quarter of Reportable Securities in which you or a member of your Family/Household had Beneficial Interest.

The Personal Securities Quarterly Transaction Form also requires you to list all new accounts established, since last quarterly reporting, at brokers, dealers and banks by you or a member of your Family/Household in which any securities (not just Reportable Securities) were or are held for the direct or indirect benefit of you or a member of your Family/Household.

Annual Holdings Reporting No later than 25 days after the end of each year, you must file with the Chief Compliance Officer an Annual Holdings Form.  This form requires you to list all Reportable Securities in which you or a member of your Family/Household had Beneficial Interest as of December 31 of the year just ended.  It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household as of December 31 of the year just ended.

Brokerage Statements

In lieu of providing transaction and holdings detail on the reports noted above, employees may provide copies of brokerage or account statements and/or trade confirmations for accounts in which Reportable Securities are maintained.  Statements should be provided together with, and according to the deadlines for, the forms noted above.

Reportable Funds

Fuller & Thaler provides investment management advice to clients that are investment companies registered under the Investment Company Act of 1940 (a.k.a. mutual funds).  For the purposes of this Code, these types of fund clients are called “Reportable Funds”. Fuller & Thaler employees and members of their Family/Household are permitted to trade Reportable Funds in accounts for which they hold Beneficial Interest, provided such trading meets the requirements of this policy.

Fuller & Thaler exerts control over Reportable Funds given the firm’s role as investment advisor. Additionally, the firm possesses insider knowledge of these funds’ investments, management, and investment strategies.  Due to these circumstances, special care must be taken by the firm when allowing employees to trade Reportable Funds in order to prevent employees from taking improper advantage of control authority over, or insider knowledge of, these funds.

As such, all aspects of Fuller & Thaler’s Personal Securities Transactions Policy apply to Reportable Funds investments in any account for which an employee or member of their Family/Household hold Beneficial Interest. One exception to this policy is that employees are not required to pre-clear or report regular, scheduled (such as monthly or bi-monthly) transactions of Reportable Funds. These types of transactions may occur in an employee’s 401(k) account.

However, any active trades of Reportable Funds must be pre-cleared and reported. Active trades include non-regularly scheduled trades of Reportable Funds and rebalancing of Reportable Fund holdings in an employees’ 401(k) account.  For example, if an employee wishes to move their 401(k) holdings in or out of a Reportable Fund, this type of trade must be pre-cleared and reported consistent with the Personal Securities Transactions Pre-Approval and Reporting requirements of this Code.

Personal Trading Policy for Exchange Traded Funds “ETFs”

The SEC requires access persons of registered investment advisers to submit reports of transactions and holdings of unit investment trusts.  Many Exchange-Traded Funds (“ETFs”) are organized as unit investment trusts including SPDRs, MidCap SPDRs, Nasdaq-100 Shares, and DIAMONDS.  Therefore, employees of Fuller & Thaler must report personal transactions and holdings of ETFs according to the guidelines outlined in Reporting, above.  Because most ETFs have similar characteristics as mutual funds, however, such as high trading volumes and portfolios consisting of large numbers of generally liquid holdings, pre-clearing personal ETF trades is not required.

Mixed Accounts

A “Mixed Account” is a limited partnership or other pooled investment vehicle advised by Fuller & Thaler (and of which F&T may be the managing member or general partner) in which employees of Fuller & Thaler and/or members of their Family/Household own or hold Beneficial Interests. Because securities traded for these accounts may also be suitable for non-employee client accounts, F&T must take special care to prevent transactions on behalf of Mixed Accounts from unfairly advantaging employees over clients. However, because (among other factors) Mixed Accounts’ activities are subject to supervision in the ordinary course of F&T’s business and/or because persons not affiliated with F&T may also hold interests in them, Mixed Accounts generally will not be subject to the regular pre-clearance process and other personal securities trading restrictions.  The Chief Compliance Officer, in consultation with senior management, may determine otherwise in certain circumstances.  Employees’ (and members of their Family/Households’) Beneficial Interests in Mixed Accounts are covered by regulatory reporting requirements set forth above.  Exceptions to Personal Securities Transactions Prohibitions

The prohibitions of this Code do not apply to the following transactions:

1.               Purchases or sales that are non-volitional on the part of the employee (or Family/Household member), including purchases or sales upon the exercise of puts or calls written by the employee (or Family/Household member) and sales from a margin account pursuant to a bona fide margin call

2.               Purchases made solely under, and with the dividend proceeds received in, a dividend reinvestment plan

3.               Purchases made upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights were so acquired.

Other Persons to Whom Personal Securities Transactions Policy Applies

Any person contracted or otherwise employed, even temporarily, by Fuller & Thaler who, in connection with his or her regular functions or duties, makes, recommends, participates in or obtains information regarding purchases or sales of securities for any client account must abide by these policies and procedures.

Definitions

The special meanings of the following terms as used in this policy are explained below.  Some of these terms are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings.  For example, Beneficial Interest has a different meaning in this Code of Ethics than it does in other SEC rules.  If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Private Placement means any stock, bond, or derivative instrument which is exempt from the registration requirements of the SEC.

Beneficial Interest means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  It also includes transactions over which a person exercises investment discretion (other than for a client of Fuller & Thaler), even if the person does not share in the profits of the transaction. Beneficial Interest is a very broad concept.  Some examples of forms of Beneficial Interest include:

•                  Securities held in a person’s own name, or that are held for the person’s benefit in  nominee, custodial or “street name” accounts,

•                  Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account),

•                  Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account,

•                  Securities in a person’s individual retirement account,

•                  Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account,

•                  Securities owned by a trust of which the person is either a trustee or a beneficiary, and

•                  Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

This is not a complete list of the forms of ownership that could constitute Beneficial Interest for purposes of this policy. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Interest in any particular situation.

Reportable Security/Reportable Securities means anything that is considered a “security” under the Investment Company Act of 1940, such as any

•                  Stock, note, treasury stock, future, bond, or debenture

•                  Fixed income security (except as below)

•                  Options on securities, on indexes and on currencies

•                  Any put, call, straddle, or privilege on any security or group or index of securities, or entered into on a national securities exchange relating to foreign currency

•                  Investments in foreign unit trusts and foreign mutual funds, and

•                  Investments in private investment funds and investment clubs

•                  Investments in all kinds of limited partnerships and hedge funds

•                  Shares of Exchange Traded Funds (“ETFs”), to the extent described above in Personal Trading Policy for exchange Traded Funds “ETFs”

•                  Reportable Funds, as defined by this Code, are considered Reportable Securities and are subject to certain of the personal securities transactions policies, described above in the Reportable Funds section of this Policy;

For the purposes of this Code, the following are excluded from the definition of Reportable Security:

•                  Direct obligations of the U.S. Government

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

•                  Shares of open-end investment companies that are registered under the Investment Company Act (a.k.a. mutual funds), however, certain personal securities transaction restrictions apply to any such company to which Fuller & Thaler provides investment advice as described above in the Reportable Funds section of this Policy

A “security is being purchased” by an account applies to any situation in which a Reportable Security (1) has within the most recent three days has been purchased by a client’s account, or (2) is being or has been considered for purchase for a client’s account.

Family/Household Members of your Family/Household include:

•                  Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support)

•                  Your children under the age of 18

•                  Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support)

•                  Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

There are a number of reasons why this Code covers securities transactions in which members of your Family/Household have Beneficial Interest. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support.  Second, members of your household could learn of information regarding Fuller & Thaler’s trading or recommendations for client accounts, and may not benefit from that information.

RECORDKEEPING

Fuller & Thaler will keep copies of this Code, and any amendments thereto, records of violations and actions taken as a result thereof, and copies of supervised persons’ acknowledgement of receipt of and compliance with this Code, in an easily accessible location for five years, the first two years of which in the firm’s offices.  Codes of Ethics will be retained for five years after the date on which they were last in effect.  Employee Code acknowledgements will be retained for five years after the person ceases to be an employee. A list of employees and other persons to whom this Code applies within the past five years will be retained by the Chief Compliance Officer.

OTHER COMPLIANCE PROCEDURES

In addition to being responsible for implementing this Code and the procedures described elsewhere in this Code, the Chief Compliance Officer is responsible for:

•                  reporting any occurrence that he or she determines is a violation of this Code to management; management, in consultation with the Chief Compliance Officer, will determine an appropriate sanction for the violation;

•                  making himself or herself available to assist employees with questions regarding this Code; and

•                  reviewing this Code on a regular basis and updating it as necessary.

•                  In addition, at least quarterly, the Chief Compliance Officer will compare Personal Securities Transaction Authorization Forms with Personal Securities Quarterly Transaction Forms.

Acknowledgement Form

FULLER & THALER ASSET MANAGEMENT, INC.

SEPTEMBER 2007 CODE OF ETHICS

I acknowledge that I have read and understand Fuller & Thaler’s Code of Ethics.  I certify that I have, to date, complied with and will continue to comply with the Code of Ethics, including the Gifts, Charitable Contributions, Political Contributions, Outside Activity, and Personal Securities Transactions Policies and Procedures.

I understand that any violations of the Code of Ethics may lead to sanctions including my dismissal.

Name (please print):

Signature:

Title:

Date: